Exhibit (i)(1)

ROPES & GRAY LLP
ONE METRO CENTER
700 12TH STREET, NW, SUITE 900
WASHINGTON, DC 20005-3948
WWW.ROPESGRAY.COM

April 29, 2011

ProFunds

7501 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by ProFunds, a Delaware statutory trust (the “Trust”), of shares of beneficial interest of Bull ProFund VP, Small-Cap ProFund VP, Dow 30 ProFund VP, NASDAQ-100 ProFund VP, Mid-Cap ProFund VP, Large-Cap Value ProFund VP, Large-Cap Growth ProFund VP, Mid-Cap Value ProFund VP, Mid-Cap Growth ProFund VP, Small-Cap Value ProFund VP, Small-Cap Growth ProFund VP, Asia 30 ProFund VP, Europe 30 ProFund VP, International ProFund VP, Emerging Markets ProFund VP, Japan ProFund VP, UltraBull ProFund VP, UltraMid-Cap ProFund VP, UltraSmall-Cap ProFund, UltraNASDAQ-100 ProFund VP, Bear ProFund VP, Short Mid-Cap ProFund VP, Short Small-Cap ProFund VP, Short Dow 30 ProFund VP, Short NASDAQ-100 ProFund VP, Short International ProFund VP, Short Emerging Markets ProFunds VP, UltraShort Dow 30 ProFund VP, UltraShort NASDAQ-100 ProFund VP, Banks ProFunds VP, Basic Materials ProFunds VP, Biotechnology ProFund VP, Consumer Goods ProFund VP, Consumer Services ProFund VP, Financials ProFund VP, Health Care ProFund VP, Industrials ProFund VP, Internet ProFund VP, Oil & Gas ProFund VP, Pharmaceuticals ProFund VP, Precious Metals ProFund VP, Real Estate ProFund VP, Semiconductor ProFund VP, Technology ProFund VP, Telecommunications ProFund VP, Utilities ProFund VP, U.S. Government Plus ProFund VP, Rising Rates Opportunity ProFund VP, Falling U.S. Dollar ProFund VP and ProFund VP Money Market (collectively, the “Shares”), pursuant to post-effective amendment No. 71 on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust’s Certificate of Trust (as on file in the office of the Secretary of State of the State of Delaware), its Agreement and Declaration of Trust, as amended, its Bylaws and such other documents as we deemed necessary for the purposes of this opinion. We assume that upon sale of the Shares by the Trust the Trust will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP